UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2011

American Realty Capital Trust III, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

Walgreens – Staten Island, New York

On October 5, 2011, American Realty Capital Trust III, Inc. (the “Company”) closed its acquisition of a ground leasehold interest in a Walgreens drug store located at 1759 Hylan Boulevard in Staten Island, New York, at a contract purchase price of approximately $4.6 million, excluding closing costs. The Company acquired the ground leasehold interest through an indirect wholly owned subsidiary of its operating partnership. The seller of the ground leasehold interest was Eden Hylan Seaview Limited Liability Company. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The property is situated at the intersection of Hylan Boulevard and Seaview Avenue in Staten Island. With a population density of nearly 540,000 within a five-mile radius of the property, the property is located in a commercial corridor containing restaurants, retail stores and banks.

The property consists of a freestanding one-story building totaling approximately 11,352 rentable square feet that was built in 2008.  The property is 100% leased to Walgreen Eastern Co., Inc., a subsidiary of Walgreen Co. (NYSE: WAG), which carries an investment grade credit rating. The current per annum rent is approximately $332,000 or $29.25 per rentable square foot. The property has been 100% leased to the tenant since June 2008.  The triple net tenant lease for the property has an initial term of 25 years and expires in June 2033. The tenant lease does not contain rental increases over time. The tenant lease provides for three five-year renewal options and one four-year renewal option at the same rate as the initial lease. The tenant lease is triple net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The tenant’s obligations under the tenant lease are guaranteed by Walgreen Co.  Additionally, Walgreen Co. is obligated to pay $250,000 per annum due by the Company, as the ground lessee, under the ground lease.

The ground lease has an initial term of 21 years and expires in December 2025. The ground lease contains six five-year renewal options, each at 9.0% fixed rental escalations against the prior lease period. The ground lease is triple net whereby the Company, as the ground lessee, is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Pursuant to the terms of the tenant lease described above, the rent for the ground lease is the responsibility of Walgreens Co.

The Company funded the acquisition of the ground leasehold interest, exclusive of closing costs, with proceeds from the sale of its common stock. The Company may seek to obtain financing on the ground leasehold interest post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

Walgreens – Coalinga, California

On October 11, 2011, the Company closed its acquisition of a fee simple interest in a Walgreens drug store located at 265 West Forest Avenue in Coalinga, California, at a contract purchase price of approximately $4.6 million, excluding closing costs. The Company acquired the property through an indirect wholly owned subsidiary of its operating partnership. The seller of the Coalinga property was Interra (Coalinga), LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The property is situated on a commercial corridor at the intersection of West Forest Avenue and East Polk Street in Coalinga, California.

The property consists of a freestanding one-story building totaling approximately 14,820 rentable square feet that was built in 2008.  The property is 100% leased to Walgreen Co. The current per annum rent is approximately $327,000 or $22.60 per rentable square foot. The property has been 100% leased to the tenant since June 2008. The triple net lease for the property has an initial term of 25 years and expires in June 2033. The lease does not contain rental increases over time. The lease provides for ten five-year renewal options at the same rate as the initial lease. The lease is triple net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.

The Company funded the acquisition of the property, exclusive of closing costs, with proceeds from the sale of its common stock.  The Company may seek to obtain financing on the property post-closing.  However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

A copy of the press release announcing the acquisition of the two Walgreens properties is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the parent guarantor to the lessee of the Staten Island property and of the lessee of the Coalinga property described under Item 2.01 of this Current Report on Form 8-K.

Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

	Nine Months Ended	Year Ended
(Amounts in Millions)	May 31, 2011 (Unaudited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)	August 31, 2008 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$54,217	$67,420	$63,335	$59,034
Operating income	3,099	3,458	3,247	3,441
Net earnings	1,922	2,091	2,006	2,157

	May 31, 2011 (Unaudited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)	August 31, 2008 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,316	$26,275	$25,142	$22,410
Long-term debt	2,384	2,389	2,336	1,337
Total liabilities	12,593	11,875	10,766	9,541
Total stockholders’ equity	14,723	14,400	14,376	12,869

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated October 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: October 17, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors